News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
www.publicstorage.com

For Release	Immediately
Date	October 29, 2025
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three and Nine Months Ended September 30, 2025
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three and nine months ended September 30, 2025.
“Public Storage’s third quarter results reflect differentiated strategies that continue to drive our performance,” said Joe Russell, President and Chief Executive Officer. “As industry fundamentals stabilize, new competitive supply declines, and acquisition market activity increases, we are well-positioned to continue advancing our compounding returns platform. We are raising our 2025 outlook for the second consecutive quarter based on outperformance in NOI growth, acquisition activity, and Core FFO per share growth.”

Highlights for the Three Months Ended September 30, 2025
•Reported net income allocable to common shareholders of $2.62 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $4.31 per diluted share.
•Achieved 78.5% Same Store (as defined below) direct net operating income margin.
•Acquired 49 self-storage facilities with 3.4 million net rentable square feet for $511.4 million. Subsequent to September 30, 2025, we acquired or were under contract to acquire 12 self-storage facilities with 0.9 million net rentable square feet for $119.9 million. Year-to-date, we have completed or are under contract to acquire facilities totaling 6.1 million net rentable square feet for an aggregate investment of approximately $934.5 million.
•Completed various expansion projects, which together added 0.3 million and 1.1 million net rentable square feet at a cost of $60.4 million and $268.8 million for the three and nine months ended September 30, 2025, respectively. At September 30, 2025, we had various facilities in development and expansion expected to add 3.9 million net rentable square feet at an estimated cost of $649.2 million.

Operating Results for the Three Months Ended September 30, 2025
For the three months ended September 30, 2025, net income allocable to our common shareholders was $461.4 million or $2.62 per diluted common share, compared to $380.7 million or $2.16 per diluted common share for the same period in 2024, representing an increase of $80.7 million or $0.46 per diluted common share. The increase is due primarily to (i) a $71.5 million increase in foreign currency gain primarily associated with our Euro denominated notes payable and (ii) a $21.7 million increase in self-storage net operating income, partially offset by (iii) a $10.0 million increase in depreciation expense and (iv) a $5.4 million increase in interest expense.
The $21.7 million increase in self-storage net operating income for the three months ended September 30, 2025 as compared to the same period in 2024 is a result of a $21.5 million increase attributable to our Non-Same Store Facilities (as defined below) reflecting the impact of newly acquired facilities and the lease-up of development/expansion properties.

Operating Results for the Nine Months Ended September 30, 2025
For the nine months ended September 30, 2025, net income allocable to our common shareholders was $1.1 billion or $6.42 per diluted common share, compared to $1.3 billion or $7.43 per diluted common share for the same period in 2024, representing a decrease of $179.7 million or $1.01 per diluted common share. The decrease is due primarily to (i) a $193.3 million increase in foreign currency exchange losses primarily associated with our Euro denominated notes payable, and (ii) a $10.4 million decrease in equity in earnings of unconsolidated real estate entities partially offset by (iii) a $42.6 million increase in self-storage net operating income.
The $42.6 million increase in self-storage net operating income in the nine months ended September 30, 2025 as compared to the same period in 2024 is a result of a $47.0 million increase attributable to our Non-Same Store Facilities, partially offset by a $4.4 million decrease attributable to our Same Store Facilities. Revenues for the Same Store Facilities increased 0.1% or $2.8 million in the nine months ended September 30, 2025 as compared to the same period in 2024, due primarily to higher realized annual rent per occupied square foot offset by a decline in occupancy. Cost of operations for the Same Store Facilities increased by 1.0% or $7.2 million in the nine months ended September 30, 2025 as compared to the same period in 2024, due primarily to increased property tax expense and centralized management costs, partially offset by decreased on-site property manager payroll expense and marketing. The increase in net operating income of $47.0 million for the Non-Same Store Facilities is due primarily to the impact of newly acquired properties and the lease-up of development/expansion properties.

Funds from Operations
Funds from Operations (“FFO”) and FFO per diluted common share (“FFO per share”) are non-GAAP measures defined by Nareit. We believe that FFO and FFO per share are useful to REIT investors and analysts in measuring our performance because Nareit’s definition of FFO excludes items included in net income that do not relate to or are not indicative of our operating and financial performance. FFO represents net income before real estate-related depreciation and amortization, which is excluded because it is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FFO also excludes gains or losses on sale of real estate assets and real estate impairment charges, which are also based upon historical costs and are impacted by historical depreciation. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our consolidated statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.
For the three months ended September 30, 2025, FFO was $4.33 per diluted common share as compared to $3.80 per diluted common share for the same period in 2024, representing an increase of 13.9%, or $0.53 per diluted common share.
For the nine months ended September 30, 2025, FFO was $11.48 per diluted common share as compared to $12.34 per diluted common share for the same period in 2024, representing a decrease of 7.0%, or $0.86 per diluted common share.
We also present “Core FFO” and “Core FFO per share” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, the impact of corporate transformation costs, loss contingencies, due diligence costs incurred in pursuit of strategic transactions, unrealized gain or loss on private equity investments, and amortization of acquired non real estate-related intangibles. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles net income to FFO and Core FFO and reconciles diluted earnings per share to FFO per share and Core FFO per share (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Percentage Change	2025	2024	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of Net Income to FFO and Core FFO:
Net income allocable to common shareholders	$461,408	$380,712	21.2%	$1,128,606	$1,308,287	(13.7)%
Eliminate items excluded from FFO:
Real estate-related depreciation and amortization	287,472	277,652		847,702	839,749
Real estate-related depreciation from unconsolidated real estate investment	14,706	12,013		45,664	31,531
Real estate-related depreciation allocated to noncontrolling interests and restricted share unitholders and unvested LTIP unitholders	(2,009)	(2,192)		(6,338)	(5,904)
Impairment write-down of real estate investments	119	—		3,946	—
Gains on sale of real estate investments, including our equity share from investment	(502)	(554)		(710)	(1,428)
FFO allocable to common shares	$761,194	$667,631	14.0%	$2,018,870	$2,172,235	(7.1)%
Eliminate the impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange (gain) loss	(899)	70,572		213,866	20,580
Unrealized gain on private equity investments	(6,148)	(2,626)		(4,360)	(4,740)
Corporate transformation costs	1,376	—		3,178	—
Other items	3,167	2,666		4,082	6,031
Core FFO allocable to common shares	$758,690	$738,243	2.8%	$2,235,636	$2,194,106	1.9%

Reconciliation of Diluted Earnings per Share to FFO per Share and Core FFO per Share:
Diluted earnings per share	$2.62	$2.16	21.3%	$6.42	$7.43	(13.6)%
Eliminate amounts per share excluded from FFO:
Real estate-related depreciation and amortization	1.71	1.64		5.04	4.92
Impairment write-down of real estate investments	—	—		0.02	—
Gains on sale of real estate investments, including our equity share from investment	—	—		—	(0.01)
FFO per share	$4.33	$3.80	13.9%	$11.48	$12.34	(7.0)%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investment:
Foreign currency exchange (gain) loss	(0.01)	0.40		1.20	0.11
Unrealized gain on private equity investments	(0.03)	(0.01)		(0.02)	(0.03)
Corporate transformation costs	0.01	—		0.02	—
Other items	0.01	0.01		0.03	0.04
Core FFO per share	$4.31	$4.20	2.6%	$12.71	$12.46	2.0%

Diluted weighted average common shares	175,884	175,866		175,916	176,074

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities we have owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2023. Our Same Store Facilities increased from 2,507 facilities at December 31, 2024 to 2,565 at September 30, 2025. The composition of our Same Store Facilities allows us more effectively to evaluate the ongoing performance of our self-storage portfolio in 2023, 2024, and 2025 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe investors and analysts use Same Store Facilities information in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results (for all periods presented) of these 2,565 facilities (175.3 million net rentable square feet) that represent approximately 77% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at September 30, 2025 (unaudited):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change (e)	2025	2024	Change (f)

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$916,590	$915,614	0.1%	$2,731,714	$2,728,749	0.1%
Late charges and administrative fees	32,335	33,079	(2.2)%	96,947	97,118	(0.2)%
Total revenues	948,925	948,693	—%	2,828,661	2,825,867	0.1%

Direct cost of operations (a):
Property taxes	93,983	89,566	4.9%	287,503	275,015	4.5%
On-site property manager payroll	32,169	32,928	(2.3)%	95,744	101,968	(6.1)%
Repairs and maintenance	18,108	19,269	(6.0)%	58,838	58,366	0.8%
Utilities	13,135	13,726	(4.3)%	38,054	37,598	1.2%
Marketing	21,313	22,499	(5.3)%	62,313	64,971	(4.1)%
Other direct property costs	24,945	26,899	(7.3)%	75,336	76,870	(2.0)%
Total direct cost of operations	203,653	204,887	(0.6)%	617,788	614,788	0.5%
Direct net operating income (b)	745,272	743,806	0.2%	2,210,873	2,211,079	—%

Indirect cost of operations (a):
Supervisory payroll	(10,315)	(10,273)	0.4%	(31,994)	(31,055)	3.0%
Centralized management costs	(15,476)	(14,168)	9.2%	(46,313)	(42,697)	8.5%
Share-based compensation	(2,341)	(2,439)	(4.0)%	(7,341)	(7,718)	(4.9)%
Net operating income (c)	$717,140	$716,926	—%	$2,125,225	$2,129,609	(0.2)%

Gross margin (before indirect costs, depreciation and amortization expense)	78.5%	78.4%	0.1%	78.2%	78.2%	—%

Gross margin (before depreciation and amortization expense)	75.6%	75.6%	—%	75.1%	75.4%	(0.3)%

Weighted average for the period:
Square foot occupancy	92.2%	92.7%	(0.5)%	92.1%	92.6%	(0.5)%

Realized annual rental income per (d):
Occupied square foot	$22.67	$22.53	0.6%	$22.55	$22.41	0.6%
Available square foot	$20.91	$20.89	0.1%	$20.77	$20.75	0.1%

At September 30:
Square foot occupancy				90.7%	91.4%	(0.7)%
Annual contract rent per occupied square foot (e)				$22.88	$22.86	0.1%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See reconciliation of self-storage NOI to net income provided below.
(d)Realized annual rent per occupied square foot is computed by dividing rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing rental income, before late charges and administrative fees, by the total available net rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement. Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice. Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
(f)Represents the absolute nominal change with respect to gross margin and square foot occupancy, and the percentage change with respect to all other items.
Property Operations – Non-Same Store Facilities
In addition to the 2,565 Same Store Facilities, we have 587 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2023 or that we did not own as of January 1, 2023, including 260 facilities that were acquired, 40 newly developed facilities, 63 facilities that have been expanded or are targeted for expansion, and 224 facilities that are unstabilized because they are undergoing fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our September 30, 2025 Form 10-Q.
Investing and Capital Activities
During the three months ended September 30, 2025, we acquired 49 self storage facilities (11 in Florida, seven in Texas, six in Idaho, four in New Jersey, three each in Georgia and South Carolina, two each in California, Illinois, Massachusetts, Oklahoma, and one each in Colorado, Louisiana, Maryland, Michigan, North Carolina, Virginia, and Wisconsin) with 3.4 million net rentable square feet for $511.4 million. During the nine months ended September 30, 2025, we acquired 74 self-storage facilities (20 in Florida, nine in Texas, seven in Idaho, six in Georgia, five each in Colorado, New Jersey, and South Carolina, two each in California, Illinois, Massachusetts, Ohio and Oklahoma, and one each in Louisiana, Maryland, Michigan, North Carolina, Pennsylvania, Virginia, and Wisconsin) with 5.2 million net rentable square feet for $814.6 million. Subsequent to September 30, 2025, we acquired or were under contract to acquire 12 self-storage facilities across eight states with 0.9 million net rentable square feet for $119.9 million.
During the three months ended September 30, 2025, we initiated various expansion projects, which contributed 0.3 million net rentable square feet (0.2 million in California, 0.1 million in Nevada, and less than 0.1 million in Texas) at a cost of $60 million. During the nine months ended September 30, 2025, we opened five newly developed facilities and various expansion projects, which together contributed 1.1 million net rentable square feet (0.6 million in California, 0.4 million in Texas, 0.1 million in Hawaii, and less than 0.1 million in New York and Nevada) at a cost of $268.8 million. At September 30, 2025, we had various facilities in development (expected to contribute 2.6 million net rentable square feet) estimated to cost $483.8 million and various expansion projects (expected to contribute 1.3 million net rentable square feet) estimated to cost $165.4 million. In total, these development and expansion projects are expected to deliver 3.9 million net rentable square feet at an aggregate cost of approximately $649.2 million. Our aggregate 3.9 million net rentable square foot pipeline of development and expansion facilities includes 2.2 million in Florida, 0.5 million in California, 0.3 million in Texas, 0.2 million in South Carolina, and 0.1 million each in Arizona, Colorado, Georgia, Washington DC, Idaho, North Carolina, and Tennessee. The remaining $381.4 million of development costs for these projects are expected to be incurred primarily in the next 18 to 24 months.
Distributions Declared
On October 29, 2025, our Board of Trustees declared a regular common quarterly dividend of $3.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on December 30, 2025 to shareholders of record as of December 15, 2025.

Outlook for the Year Ending December 31, 2025
Set forth below are our current expectations with respect to full year 2025 Core FFO per share and certain underlying assumptions. In reliance on the exception provided by applicable SEC rules, we do not provide guidance for GAAP net income per share, the most comparable GAAP financial measure, or a reconciliation of 2025 Core FFO per share to GAAP net income per share because we are unable to reasonably predict the following items which are included in GAAP net income: (i) gains or losses on sales of real estate investments, (ii) foreign currency exchange gains and losses, (iii) charges related to the redemption of preferred securities, and (iv) certain other significant non-cash and/or nonrecurring income or expense items. The actual amounts for any and all of these items could significantly impact our 2025 GAAP net income and, as disclosed in our historical financial results, have significantly impacted GAAP net income in prior periods.

	2025 Guidance
	Current Guidance		Prior Guidance
	Low	High	Low	High
	(Dollar amounts in thousands, except per share data)
Same Store:
Revenue growth	(0.3)%	0.3%	(1.3)%	0.8%
Expense growth (a)	1.8%	2.8%	2.3%	3.0%
Net operating income growth (a)	(1.2)%	(0.2)%	(2.6)%	0.3%

Consolidated:
Non-Same Store net operating income	$475,000	$485,000	$465,000	$475,000
Ancillary net operating income	$195,000	$200,000	$200,000	$205,000
Core general and administrative expense (b)	$91,000	$97,000	$91,000	$97,000
Interest expense	$305,000		$304,000
Preferred dividends	$195,000		$195,000

Capital Activity:
Development openings	$370,000		$370,000

Capital expenditures:
Maintenance of real estate facilities	$175,000		$150,000
Energy efficiencies (c)	$75,000		$50,000

Core FFO per share (a):	$16.70	$17.00	$16.45	$17.00
Core FFO per share growth from 2024 Core FFO per share	0.2%	2.0%	(1.3)%	2.0%

Non-Same Store Net Operating Income Beyond 2025:
Incremental Non-Same Store NOI to stabilization (2026 and beyond)	$130,000		$110,000
(a)Based on total same store cost of operations and net operating income (i.e., not direct), as reflected in the summary table for Same Store Facilities above.
(b)Excludes any significant non-recurring general and administrative expense items.
(c)Energy efficiency initiatives primarily include solar panel installation.
Third Quarter Conference Call
A conference call is scheduled for October 30, 2025 at 9:00 a.m. (PT) to discuss the third quarter earnings results. The domestic dial-in number is (877) 407-9039, and the international dial-in number is (201) 689-8470. A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.” A replay of the conference call may be accessed through November 13, 2025 by calling (844) 512-2921 (domestic), (412) 317-6671 (international) (access ID number for either domestic or international is 13756337) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”

About Public Storage
Public Storage, a member of the S&P 500, is a REIT that primarily acquires, develops, owns, and operates self-storage facilities. At September 30, 2025, we: (i) owned and/or operated 3,491 self-storage facilities located in 40 states with approximately 254 million net rentable square feet in the United States and (ii) owned a 35% common equity interest in Shurgard Self Storage Limited (Euronext Brussels: SHUR), which owned 323 self-storage facilities located in seven Western European nations with approximately 18 million net rentable square feet operated under the Shurgard® brand. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the third quarter of 2025, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements relating to our 2025 outlook and all underlying assumptions, our expected acquisition, disposition, development, and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, expectations regarding the impacts from inflation and changes in macroeconomic conditions, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates, and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management and may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Risks and uncertainties that may impact future results and performance include, but are not limited to those risks and uncertainties described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2025 and in our other filings with the SEC. These include changes in demand for our facilities, changes in macroeconomic conditions, changes in national self-storage facility development activity, impacts from our strategic corporate transformation initiative, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from public health emergencies, international military conflicts, international trade disputes (including threatened or implemented tariffs imposed by the U.S. and threatened or implemented tariffs imposed by foreign countries in retaliation), or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, adverse impacts to us and our customers from high interest rates, inflation, unfavorable foreign currency rate fluctuations, or changes in federal or state tax laws related to the taxation of REITs, security breaches, including ransomware, or a failure of our networks, systems, or technology. These forward-looking statements speak only as of the date of this press release or as of the dates indicated in the statements. All of our forward-looking statements, including those in this press release, are qualified in their entirety by this cautionary statement. We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, new estimates, or other factors, events or circumstances after the date of these forward-looking statements, except when expressly required by law. Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Revenues:
Self-storage facilities	$1,138,837	$1,110,115	$3,360,493	$3,295,896
Ancillary operations	85,206	77,643	247,828	222,293
	1,224,043	1,187,758	3,608,321	3,518,189

Expenses:
Self-storage cost of operations	294,465	287,435	880,336	858,350
Ancillary cost of operations	36,385	34,265	100,366	88,877
Depreciation and amortization	290,364	280,330	856,295	848,875
Real estate acquisition and development expense	2,837	2,530	12,798	9,154
General and administrative	28,783	26,214	79,694	74,130
Interest expense	79,692	74,252	223,310	215,266
	732,526	705,026	2,152,799	2,094,652

Other increases (decreases) to net income:
Interest and other income	21,012	20,029	47,035	52,248
Equity in earnings of unconsolidated real estate entities	3,674	2,888	5,071	15,458
Foreign currency exchange gain (loss)	899	(70,572)	(213,866)	(20,580)
Gain on sale of real estate	502	554	710	1,428
Income before income tax expense	517,604	435,631	1,294,472	1,472,091
Income tax expense	(2,831)	(2,488)	(7,497)	(6,042)
Net income	514,773	433,143	1,286,975	1,466,049
Allocation to noncontrolling interests	(3,710)	(2,814)	(9,702)	(8,645)
Net income allocable to Public Storage shareholders	511,063	430,329	1,277,273	1,457,404
Allocation of net income to:
Preferred shareholders	(48,678)	(48,678)	(146,029)	(146,029)
Restricted share units and unvested LTIP units	(977)	(939)	(2,638)	(3,088)
Net income allocable to common shareholders	$461,408	$380,712	$1,128,606	$1,308,287

Per common share:
Net income per common share – Basic	$2.63	$2.17	$6.43	$7.46
Net income per common share – Diluted	$2.62	$2.16	$6.42	$7.43
Weighted average common shares – Basic	175,456	175,043	175,439	175,403
Weighted average common shares – Diluted	175,884	175,866	175,916	176,074

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
	(Unaudited)

ASSETS	(Unaudited)

Cash and equivalents	$296,460	$447,416
Real estate facilities, at cost:
Land	5,896,029	5,711,685
Buildings	23,815,040	22,767,053
	29,711,069	28,478,738
Accumulated depreciation	(11,199,115)	(10,426,186)
	18,511,954	18,052,552
Construction in process	267,816	308,101
	18,779,770	18,360,653

Investment in unconsolidated real estate entity	383,557	382,490
Goodwill and other intangible assets, net	269,568	282,187
Other assets	384,963	282,188
Total assets	$20,114,318	$19,754,934

LIABILITIES AND EQUITY

Notes payable	$10,042,822	$9,353,034
Accrued and other liabilities	664,389	588,248
Total liabilities	10,707,211	9,941,282

Commitments and contingencies

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (174,000 shares at December 31, 2024) at liquidation preference	4,350,000	4,350,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,462,847 shares issued (175,408,393 shares at December 31, 2024)	17,546	17,541
Paid-in capital	6,143,166	6,116,113
Accumulated deficit	(1,150,224)	(699,083)
Accumulated other comprehensive loss	(48,365)	(71,965)
Total Public Storage shareholders’ equity	9,312,123	9,712,606
Noncontrolling interests	94,984	101,046
Total equity	9,407,107	9,813,652
Total liabilities and equity	$20,114,318	$19,754,934

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds Available for Distribution (“FAD”)
(Unaudited – amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
FFO allocable to common shares	$761,194	$667,631	$2,018,870	$2,172,235
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	9,025	10,248	26,888	25,806
Foreign currency exchange (gain) loss	(899)	70,572	213,866	20,580
Less:
Capital expenditures to maintain real estate facilities	(52,649)	(60,909)	(138,204)	(173,684)
Capital expenditures for property enhancements	—	(40,030)	—	(109,320)
FAD (a)	$716,671	$647,512	$2,121,420	$1,935,617
Distributions paid to common shareholders	$526,388	$525,252	$1,579,032	$1,577,419
Distribution payout ratio	73.4%	81.1%	74.4%	81.5%
Distributions per common share	$3.00	$3.00	$9.00	$9.00
(a)FAD represents FFO adjusted to exclude certain non-cash charges and to deduct recurring capital expenditures, which do not include capital expenditures for energy efficiencies including LED lighting and solar panel installation. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment, and common distributions. We believe investors and analysts utilize FAD in a similar manner. FAD is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute this measure differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024

Self-storage revenues for:
Same Store Facilities	$948,925	$948,693	$2,828,661	$2,825,867
Acquired facilities	67,935	46,961	175,913	138,136
Newly developed and expanded facilities	47,409	42,011	134,282	117,461
Other non-same store facilities	74,568	72,450	221,637	214,432
Self-storage revenues	1,138,837	1,110,115	3,360,493	3,295,896

Self-storage cost of operations for:
Same Store Facilities	231,785	231,767	703,436	696,258
Acquired facilities	21,586	15,767	56,205	45,661
Newly developed and expanded facilities	15,393	13,437	43,424	38,469
Other non-same store facilities	25,701	26,464	77,271	77,962
Self-storage cost of operations	294,465	287,435	880,336	858,350

Self-storage NOI for:
Same Store Facilities	717,140	716,926	2,125,225	2,129,609
Acquired facilities	46,349	31,194	119,708	92,475
Newly developed and expanded facilities	32,016	28,574	90,858	78,992
Other non-same store facilities	48,867	45,986	144,366	136,470
Self-storage NOI (a)	844,372	822,680	2,480,157	2,437,546
Ancillary revenues	85,206	77,643	247,828	222,293
Ancillary cost of operations	(36,385)	(34,265)	(100,366)	(88,877)
Depreciation and amortization	(290,364)	(280,330)	(856,295)	(848,875)
Real estate acquisition and development expense	(2,837)	(2,530)	(12,798)	(9,154)
General and administrative expense	(28,783)	(26,214)	(79,694)	(74,130)
Interest and other income	21,012	20,029	47,035	52,248
Interest expense	(79,692)	(74,252)	(223,310)	(215,266)
Equity in earnings of unconsolidated real estate entities	3,674	2,888	5,071	15,458
Gain on sale of real estate	502	554	710	1,428
Foreign currency exchange gain (loss)	899	(70,572)	(213,866)	(20,580)
Income tax expense	(2,831)	(2,488)	(7,497)	(6,042)
Net income on our income statement	$514,773	$433,143	$1,286,975	$1,466,049
(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.